October 16, 2024

United States Securities and Exchange

Commission Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C.

20549

Re: E-Smart Corp.

Dear Sirs/Madams,

We have read the statements under item 4.01 in the Form 8-K dated October 16, 2024, of E-Smart Corp. to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm.

Regards,

Yours faithfully,

For: Olayinka Oyebola & Co

Yinka Oyebola FCA

Managing Partner/CEO